Exhibit 1.2
                                                                   EXHIBIT A

                                 $1,035,000,000

                              THE MONEY STORE INC.

                   The Money Store Asset Backed Certificates,
                                  Series 1996-D

                                PRICING AGREEMENT

                                                            December 13, 1996


Lehman Brothers Inc.
 as representative of the Underwriters
3 World Financial Center, 12th Floor
New York, New York 10285-1200

Ladies and Gentlemen:

        Reference is made to the Underwriting Agreement, dated December 13, 1996 (the "Underwriting Agreement"), relating to $1,035,000,000 aggregate principal amount of The Money Store Asset Backed Certificates, Series 1996-D, Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-7, Class A-8, Class A-9, Class A-10, Class A-11, Class A-12, Class A-13, Class A-14, Class A-15 and Class A-16 (collectively, the "Class A Certificates"). Pursuant to the Underwriting Agreement, The Money Store Inc. (the "Company") agrees with Lehman Brothers Inc., as representative of the Underwriters, that the Initial Class Certificate Balance, the Pass-Through Rates, the price to public and the Underwriter's discount shall be as follows:

                                    Initial Class         Pass-                                                         Proceeds to
                                    Certificate           Through                    PRICE TO          Underwriting     Originators
CLASS                               BALANCE               RATE                       PUBLIC (1)         DISCOUNT          (1)(2)
-----                                --------             -----                       ------            ---------       ------

Class A-1                        $   66,305,000           6.260%                      99.99824%          0.1000%        99.898240%
Class A-2                            86,383,000           6.230%                      99.99960%          0.1250%        99.874600%
Class A-3                            96,468,000           6.295%                      99.99766%          0.1500%        99.847660%
Class A-4                            53,850,000           6.465%                      99.98629%          0.1750%        99.811290%
Class A-5                            47,916,000           6.670%                      99.99476%          0.2500%        99.744760%
Class A-6                            36,443,000           6.830%                      99.98201%          0.3250%        99.657010%
Class A-7                            44,807,000           7.110%                      99.97854%          0.4000%        99.578540%
Class A-8                            27,828,000           7.370%                      99.98109%          0.5125%        99.468590%
Class A-9                            40,000,000           7.000%                      99.97745%          0.4500%        99.527450%
Class A-10                          350,000,000             (3)                      100.00000%          0.2250%        99.775000%
Class A-11                           77,391,000             (3)                      100.00000%          0.1000%        99.900000%
Class A-12                           34,590,000           6.370%                      99.99453%          0.1500%        99.844530%
Class A-13                           27,684,000           6.635%                      99.98154%          0.3125%        99.669040%
Class A-14                           15,909,000           6.985%                      99.99369%          0.3750%        99.618690%
Class A-15                           19,426,000           7.250%                      99.99563%          0.4250%        99.570630%
Class A-16                           10,000,000           7.110%                      99.97913%           0.3000%       99.679130%
Total                             1,035,000,000                                 1,032,616,133.00                      2,328,807.25


 (1) Plus accrued interest from December 1, 1996 to, but not including, the Closing Time (other than the Class A-10 and Class A-11 Certificates, which shall accrue interest from December 15, 1996).

(2)     Before deducting expenses payable by the Company.

(3) The Pass-Through Rate for the Class A-10 and Class A-11 Certificates will equal LIBOR plus 0.21% and 0.08%, respectively, subject to the applicable Net Funds Cap. In the case of the Class A-10 Certificates, in no event shall the Pass-Through Rate exceed 14.5% per annum.


        The Class A Certificates will be offered by the Underwriters to the public subject to the concessions and discounts set forth in the Prospectus.

        If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Underwriter and the Company in accordance with its terms.

                                       Very truly yours,

                                       THE MONEY STORE INC.


                                       By: _____________________________
                                           Name:  Morton Dear
                                           Title:    Executive Vice President

CONFIRMED AND ACCEPTED, as of the date first above written:

LEHMAN BROTHERS INC.


By: _______________________________
       Name:
       Title:

Acting on behalf of itself and as the representative of the Underwriters.